FOR IMMEDIATE RELEASE Media Contact: Joseph Barrios, (520) 884-3725 Financial Analyst Contact: Jo Smith, (520) 884-3650	August 6, 2008 Page 1 of 6

UNISOURCE ENERGY REPORTS SECOND QUARTER EARNINGS FOR 2008

Tucson, Ariz. – UniSource Energy Corp. (NYSE: UNS) today reported net income for the second quarter of 2008 of $5 million, or $0.13 per diluted share of common stock, compared with last year’s second quarter earnings of $12 million, or $0.32 per diluted share.

The year-over-year decline was due, in part, to the deferral of $15 million in revenue collected by Tucson Electric Power (TEP), UniSource Energy’s principal subsidiary. That revenue is part of an estimated $65 million TEP expects to collect this year through a component in its long-frozen retail rates that will be subject to review by the Arizona Corporation Commission (ACC). TEP will defer that revenue until the ACC determines its ultimate disposition as part of its resolution of TEP’s pending rate case.

TEP also faced higher fuel costs and a steep increase in its purchased power prices.  Purchased power costs averaged nearly 10 cents per kilowatt-hour (kWh) during the second quarter of 2008, more than 50 percent higher than TEP incurred during the same period last year. TEP’s natural gas costs increased 16 percent on a per-kWh basis versus the same period last year, while its coal costs rose about 3 percent.

“We’ve been paying more for power than we’re able to pass along to customers through our current frozen rates,” said James S. Pignatelli, Chairman, President and CEO of TEP and UniSource Energy. “If not for the strong performance of our power plants and our relatively mild spring weather, we would have faced an even larger reduction in earnings.”

A maintenance outage at Springerville Generating Station (SGS) Unit 1 that previously had been scheduled for the second quarter of 2008 was instead completed a few months early, leaving the unit available during a period when market power prices were expected to be higher. Maintenance outages at other units were also limited, contributing to the overall availability of TEP’s generating fleet.

“We’re doing everything we can to manage our exposure to rising power prices,” Pignatelli said. “But we must access the market to meet our customers’ energy needs, and the prices we find there are beyond our control.”

In its pending rate case, TEP is seeking to recover such costs in the future through a Purchased Power and Fuel Adjustment Clause (PPFAC) incorporated in new, higher rates that would take effect no later than Jan. 1, 2009. TEP, the ACC Staff and most other parties to the company’s pending rate case have agreed to a proposed settlement that would provide a 6-percent base rate increase plus a PPFAC charge that, based on current prices for fuel and purchased power, could further increase average customers’ bills approximately 4% percent.   This would be TEP’s first base rate increase since 1994. The new base rates would be frozen until 2013, while the PPFAC charge would adjust annually to reflect changes in fuel and purchased power costs.

The proposed settlement has been subject to a hearing before an administrative law judge, who will prepare a recommended opinion and order for the ACC’s review. In addition to issuing a final ruling on the proposed settlement, the ACC will decide when the new rates take effect and determine the final disposition of the deferred revenue. TEP expects the ACC to issue these rulings during the fourth quarter of 2008.

UniSource Energy Services (UES), which provides gas and electric service in northern and southern Arizona through subsidiaries UNS Gas and UNS Electric, reported earnings of $1 million in the second quarter of 2008 and earnings of less than $1 million in the second quarter of 2007.

Tucson Electric Power Co.

TEP reported net income for the second quarter of 2008 of $6 million, compared with net income of $12 million in the second quarter of 2007.

Factors affecting TEP's second quarter 2008 results include:

•	A $14 million decrease in utility gross margin (total operating revenues less fuel and purchased power expense) resulting from:
o
A $15 million deferral of revenues recovered through continued collection of an amount equal to the fixed Competitive Transition Charge (CTC), which terminated in May 2008. This revenue may be subject to refund or other potential uses to be determined by the ACC;

o	A $39 million increase in wholesale revenues due to increased short-term wholesale activity and higher market prices for wholesale power;
o	A $39 million increase in purchased power costs resulting from rising market prices for wholesale power and an increase in short-term wholesale activity;
o	A $1 million increase in fuel costs. Higher coal costs were partially offset by a $4 million unrealized gain related to gas hedges; and
o	A $5 million increase in other revenues related to fees and reimbursements for fuel and operations and maintenance (O&M) costs related to SGS Units 3 and 4.

Other factors impacting TEP’s second quarter 2008 net income include:

•
An $11 million increase in O&M expense resulting from O&M expenses for SGS Units 3 and 4 that TEP incurred and for which TEP receives reimbursement; a $4 million reduction in pre-tax gains on the sale of sulfur dioxide (SO2) emissions allowances which offset O&M expense; and an increase in generating plant O&M;

•	A $13 million decrease in amortization of the Transition Recovery Asset (TRA). The TRA was fully amortized in May 2008;

•	A $1 million increase in depreciation and amortization expense due to higher plant-in-service; and

•	A $3 million decrease in interest expense due to lower capital lease obligation balances.

UNS Gas

UNS Gas reported net income of less than $1 million in the second quarter of 2008, compared with a net loss of $1 million during the second quarter of 2007. The 2008 results reflect the impact of a base rate increase of approximately 4 percent, or $5 million annually, that took effect in December 2007.

UNS Electric

UNS Electric reported net income of $1 million for the second quarter of 2008, compared with earnings of $2 million in 2007.  UNS Electric’s operations are seasonal in nature, with peak energy demand occurring in the summer months. Its second quarter results reflect mild weather compared with last year and the initial effects of a 2.5-percent base rate increase that took effect June 1, 2008.  Results in the second quarter of 2007 include a pre-tax gain of $1 million related to the sale of land.

Millennium Energy Holdings, Inc. (Millennium)

Millennium recorded a $2 million pre-tax loss in the second quarter of 2008, due to an impairment of its investment in Valley Ventures.  At June 30, 2008, Millennium had approximately $30 million of investments and $29 million in cash.

Net Income and Earnings Per Share Summary

	2nd Quarter		Year-to-Date June 30,
Net Income	2008	2007	2008	2007
	-Millions-		-Millions-
Tucson Electric Power	$5.8	$12.3	($3.1)	$13.1
UNS Gas	0.3	(1.1)	6.6	3.4
UNS Electric	0.7	1.5	1.2	1.9
Other (1)	(2.1)	(0.9)	(2.6)	(1.7)
Net Income	$4.7	$11.8	$2.1	$16.7

Avg. Basic Shares Outstanding (millions)	35.6	35.5	35.6	35.4

	2nd Quarter		Year-to-Date June 30,
Earnings Per UniSource Energy Share	2008	2007	2008	2007
Tucson Electric Power	$0.16	$0.35	($0.09)	$0.37
UNS Gas	0.01	(0.03)	0.19	0.10
UNS Electric	0.02	0.04	0.03	0.05
Other (1)	(0.06)	(0.03)	(0.07)	(0.05)
Net Income per Basic Share	$0.13	$0.33	$0.06	$0.47
Net Income per Diluted Share	$0.13	$0.32	$0.06	$0.46

(1) Includes UniSource Energy on a stand-alone basis and results from UniSource Energy Development, Inc. and Millennium, both wholly-owned subsidiaries of UniSource Energy.

UniSource Energy believes that the presentation of TEP, UNS Gas, UNS Electric and Other segment net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy's reported earnings.

2008 Outlook

UniSource Energy reaffirms that its consolidated cash flows from operations for the full-year 2008 are expected to be approximately $285 million, which is within the range reported in the last three years.

In May 2008, UniSource Energy withdrew its previously issued earnings outlook for 2008 because it is unable to predict UniSource Energy’s 2008 full-year earnings within a reasonable range.  Uncertainties exist regarding the final ACC resolution of the proposed settlement agreement between TEP and the ACC Staff including the treatment of “true-up” revenues collected after the expiration of the fixed CTC, the effective date of a possible rate increase, the possible one-time impact of reapplying the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation for TEP’s generation assets and other issues related to the rate case.

Numerous other factors could affect UniSource Energy's ability to reach the 2008 operating cash flows estimate, including but not limited to: regulatory decisions; market prices for power; unexpected increases in O&M expense; performance of TEP's generating plants; resolution of pending litigation matters; weather; and pace and strength of the regional economy.

Conference Call and Webcast

UniSource Energy officials will discuss its second quarter 2008 financial results on Thursday, August 7 beginning at 12:00 p.m. EDT in a conference call that will be available live on the Internet. James S. Pignatelli, UniSource Energy Chairman, President and CEO, will host the call.

Internet Access
A live audio-only webcast of the conference call is available through a link at uns.com. A recording of the webcast will be available for 30 days through a link at uns.com.

Telephone Access
To listen to the live conference call, dial 877-582-0446 five to 10 minutes prior to the event and reference confirmation code 58773656. A telephone replay will be available for seven days starting August 7. To listen to the replay, dial 800-642-1687 and reference confirmation code 58773656.

UniSource Energy's primary subsidiaries include Tucson Electric Power Company, which serves nearly 400,000 customers in southern Arizona; UniSource Energy Services, provider of natural gas and electric service for about 236,000 customers in northern and southern Arizona; and Millennium Energy Holdings, parent company of UniSource Energy's unregulated energy businesses.
For more information about UniSource Energy and its subsidiaries, visit uns.com.

This news release contains forward-looking information that involves risks and uncertainties that include, but are not limited to: the outcome of regulatory proceedings; changes in accounting standards; regional economic and market conditions which could affect customer growth and the cost of fuel and power supplies; changes to long-term contracts; performance of TEP's generating plants; the weather; changes in asset depreciable lives; changes related to the recognition of unbilled revenue; the cost of debt and equity capital; the ongoing restructuring of the electric industry; and other factors listed in UniSource Energy's Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2008 RESULTS

UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income	Three Months Ended
(in thousands of dollars, except per share amounts)	June 30,		Increase / (Decrease)
(UNAUDITED)	2008	2007	Amount	Percent

Operating Revenues
Electric Retail Sales	$ 249,106	$ 249,462	$ (356)	(0.1)
Provision for Rate Refunds	(14,898)	-	(14,898)	N/M
Net Electric Retail Sales	234,208	249,462	(15,254)	(6.1)
Electric Wholesale Sales	77,457	44,525	32,932	74.0
Gas Revenue	29,649	22,850	6,799	29.8
Other Revenues	19,008	12,935	6,073	47.0
Total Operating Revenues	360,322	329,772	30,550	9.3

Operating Expenses
Fuel	74,321	72,208	2,113	2.9
Purchased Energy	120,003	81,229	38,774	47.7
Other Operations and Maintenance	74,614	63,304	11,310	17.9
Depreciation and Amortization	36,281	34,515	1,766	5.1
Amortization of Transition Recovery Asset	6,695	19,219	(12,524)	(65.2)
Taxes Other Than Income Taxes	12,525	12,166	359	3.0
Total Operating Expenses	324,439	282,641	41,798	14.8
Operating Income	35,883	47,131	(11,248)	(23.9)

Other Income (Deductions)
Interest Income	3,039	4,686	(1,647)	(35.1)
Other Income	2,699	4,098	(1,399)	(34.1)
Other Expense	(2,291)	(1,614)	(677)	(41.9)
Total Other Income (Deductions)	3,447	7,170	(3,723)	(51.9)

Interest Expense
Long-Term Debt	18,175	18,276	(101)	(0.6)
Interest on Capital Leases	14,331	16,126	(1,795)	(11.1)
Other Interest Expense	582	1,651	(1,069)	(64.7)
Interest Capitalized	(1,628)	(1,634)	6	0.4
Total Interest Expense	31,460	34,419	(2,959)	(8.6)

Income Before Income Taxes	7,870	19,882	(12,012)	(60.4)
Income Tax Expense	3,123	8,076	(4,953)	(61.3)

Net Income	$ 4,747	$ 11,806	$ (7,059)	(59.8)

Weighted-average Shares of Common Stock Outstanding (000)	35,612	35,472	140	0.4

Basic Earnings per Share	$0.13	$0.33	$(0.20)	(60.6)

Diluted Earnings per Share	$0.13	$0.32	$(0.19)	(59.4)

Dividends Declared per Share	$0.240	$0.225	$0.015	6.7

	Three Months Ended
Tucson Electric Power	June 30,		Increase / (Decrease)
Electric MWh Sales:	2008	2007	Amount	Percent
Retail Sales	2,403,032	2,447,563	(44,531)	(1.8)
Wholesale Sales	1,160,805	825,324	335,481	40.6
Total	3,563,837	3,272,887	290,950	8.9

N/M - Not Meaningful
Reclassifications have been made to prior periods to conform to the current period's presentation.

UNISOURCE ENERGY 2008 RESULTS

UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income	Six Months Ended
(in thousands of dollars, except per share amounts)	June 30,		Increase / (Decrease)
(UNAUDITED)	2008	2007	Amount	Percent

Operating Revenues
Electric Retail Sales	$ 446,838	$ 445,212	$ 1,626	0.4
Provision for Rate Refunds	(14,898)	-	(14,898)	N/M
Net Electric Retail Sales	431,940	445,212	(13,272)	(3.0)
Electric Wholesale Sales	129,825	93,290	36,535	39.2
Gas Revenue	95,047	84,960	10,087	11.9
Other Revenues	33,644	24,151	9,493	39.3
Total Operating Revenues	690,456	647,613	42,843	6.6

Operating Expenses
Fuel	142,271	133,288	8,983	6.7
Purchased Energy	221,876	167,036	54,840	32.8
Other Operations and Maintenance	145,651	134,120	11,531	8.6
Depreciation and Amortization	72,434	68,981	3,453	5.0
Amortization of Transition Recovery Asset	23,945	34,205	(10,260)	(30.0)
Taxes Other Than Income Taxes	25,119	24,653	466	1.9
Total Operating Expenses	631,296	562,283	69,013	12.3
Operating Income	59,160	85,330	(26,170)	(30.7)

Other Income (Deductions)
Interest Income	6,204	9,244	(3,040)	(32.9)
Other Income	5,198	5,299	(101)	(1.9)
Other Expense	(2,882)	(2,251)	(631)	(28.0)
Total Other Income (Deductions)	8,520	12,292	(3,772)	(30.7)

Interest Expense
Long-Term Debt	35,420	36,265	(845)	(2.3)
Interest on Capital Leases	28,667	32,278	(3,611)	(11.2)
Other Interest Expense	1,723	3,412	(1,689)	(49.5)
Interest Capitalized	(3,175)	(3,029)	(146)	(4.8)
Total Interest Expense	62,635	68,926	(6,291)	(9.1)

Income Before Income Taxes	5,045	28,696	(23,651)	(82.4)
Income Tax Expense	2,913	11,947	(9,034)	(75.6)

Net Income	$ 2,132	$ 16,749	$ (14,617)	(87.3)

Weighted-average Shares of Common Stock Outstanding (000)	35,585	35,447	138	0.4

Basic Earnings per Share	$0.06	$0.47	$(0.41)	(87.2)

Diluted Earnings per Share	$0.06	$0.46	$(0.40)	(87.0)

Dividends Declared per Share	$0.480	$0.450	$0.030	6.7

	Six Months Ended
Tucson Electric Power	June 30,		Increase / (Decrease)
Electric MWh Sales:	2008	2007	Amount	Percent
Retail Sales	4,430,115	4,459,834	(29,719)	(0.7)
Wholesale Sales	2,104,014	1,659,962	444,052	26.8
Total	6,534,129	6,119,796	414,333	6.8

N/M - Not Meaningful
Reclassifications have been made to prior periods to conform to the current period's presentation.